Exhibit 99.1

2280 North Greenville Avenue, Richardson TX 75082

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(972) 699-6811
Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8225

FOSSIL, INC. ANNOUNCES PARTICIPATION IN INVESTOR CONFERENCES

Richardson, TX. December 1, 2008 — Fossil, Inc. (FOSL: NASDAQ) announced today that the Company will be presenting at the Nasdaq OMX 22th Annual Investor Program held at the Renaissance Chancery Court Hotel in London on Wednesday, December 3, 2008 at 2:30 p.m. Eastern Time.  In addition, the Company will present at the J.P. Morgan Tenth SMid Cap Conference being held at the J.P. Morgan Conference Center in New York on Friday, December 5, 2008 at 11:45 a.m. Eastern Time.  President, Mike Barnes and Executive Vice President and Chief Financial Officer, Mike Kovar will host the presentations providing an overview of the Company’s business model, growth strategies and financial highlights.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 58 independent distributors.  The Company also distributes its products in over 280 company owned and operated retail stores and through the Company’s e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.